Exhibit 23(h)(iv) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K

                    SUB-ADMINISTRATIVE SERVICES AGREEMENT


      This AGREEMENT is made as of September 16, 2002, between Brown Brothers Harriman Trust Company, LLC, a New York trust company having its principal office and place of business at 59 Wall Street, New York, New York 10005 ("Administrator"), and Federated Services Company, a Pennsylvania corporation having its principal office and place of business at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779 ("Sub-Administrator"). Sub-Administrator and Administrator may be individually and collectively referred to as a "Party" or "Parties."

      WHEREAS, Administrator has entered into Agreements for Administrative Services, dated November 1, 1993 and amended and restated January 1, 2001, respectively, (each an "Agreement for Administrative Services") with BBH Trust, BBH Fund, Inc., Common Settlement Fund, Common Settlement Fund II, and BBH U.S. Money Market Portfolio (each an "Investment Company") under which Administrator administers all aspects of the operations of each Investment Company (except those opinions subject to the supervision of the Investment Company's investment adviser); and

      WHEREAS, Section 6 of each Administrative Agreement provides that the Administrator may subcontract for the performance of its obligations thereunder with any one or more persons, subject to the conditions set forth therein; and

      WHEREAS, Administrator desires to retain Sub-Administrator as sub-administrator to assist Administrator in providing administrative services to each Investment Company, Sub-Administrator agrees to provide such assistance, and the Administrator agrees to compensate
Sub-Administrator for such assistance;

      NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and intending to be legally bound, the Parties agree to the following:

Article 1.  Appointment as Sub-Administrator.

      Administrator appoints Sub-Administrator as sub-administrator, and Sub-Administrator accepts such appointment under the terms of this Agreement.

Article 2.  Sub-Administrator's Duties.

      Subject to the supervision and control of each Investment Company's Board of Directors/Trustees ("Board") and in accordance with Proper Instructions (as defined hereafter) from each Investment Company, Sub-Administrator will provide facilities, equipment, and personnel to carry out the following sub-administrative services for operation of the business and affairs of each Investment Company and its Funds. Sub-Administrator shall exclusively or in conjunction with any other Fund service provider provide the following to each Investment Company as applicable:

A.    assist in drafting, reviewing and maintaining the materials, minutes and scripts of the Investment Company Board and Fund shareholder meetings;

B.    assist in coordinating Board meeting dates, agendas, responsibilities and deadlines;

C.    assist in preparing, filing, and maintaining the Investment Company's governing documents and any amendments thereto, including the Articles of Incorporation/Declaration of Trust (which already have been prepared and filed) and By-laws (collectively, the "Charter Documents");

D.    assist in preparing, reviewing and filing with the Securities and
            Exchange Commission ("SEC"): (i) the registration statements for the Investment Company and its Shares, including any prospectus, statement of additional information ("Prospectus"), and any and all amendments and supplements thereto ("Registration Statement"); (ii) reports to regulatory authorities and Fund shareholders; (iii) routine proxy statements; and (iv) such other documents necessary for the Investment Company to continuously offer its shares unless the Investment Company has directed another service provider to be responsible for such document preparation and filing;

E.    assist in preparing, negotiating, and administering contracts on behalf of the Investment Company with, among others, the Investment Company's investment advisers, sub-investment advisers, fund accountants, custodians, and distributors, subject to any applicable restrictions of the Board or the 1940 Act;

F.    assist in coordinating the layout and printing of Prospectuses/Offering
            Circulars and other publicly disseminated reports;

G.    provide individuals reasonably acceptable to the Board for nomination, appointment, or election as Investment Company officers, who will manage certain of the Investment Company's affairs as determined by the Board;

H.    consult with the Investment Company, its Board, and any other administrators on matters concerning the Investment Company and its affairs, legal and regulatory matters;

I.    assist in coordinating with Investment Company counsel, independent auditors (including providing records), portfolio accountant, custodians and sub-custodians, rating and publication agencies, outside vendors and the SEC regarding inspections (including providing records) and comments on registration statements;

J.    coordinate with local agents to make annual corporate filings in New
            York, Delaware, Massachusetts and Maryland;

K.    assist in the preparation of documentation required by the Investment
            Company's custodian for foreign sub-custody accounts;

L.    coordinate printing, distribution and tabulation of shareholder proxies; and

M.    monitor and update the Investment Company's legally required procedures and guidelines.

      The foregoing, along with any additional services that Sub-Administrator shall agree in writing to perform under this Agreement, shall hereafter be referred to as "Sub-Administrative Services." Sub-Administrative Services shall not include any duties, functions, or services to be performed for each Investment Company by its investment adviser, sub-adviser, distributor, custodian, fund accountant (recordkeeper) or transfer agent pursuant to their respective contracts with any Investment Company or Administrator.

Article 3.  Common Personnel.

      Any person (even though also a Sub-Administrator officer, director, trustee, partner, employee or agent) who may be or become an Investment Company officer, trustee, partner, employee or agent, shall be deemed, when rendering services to the Investment Company or acting on any Investment Company business (other than services or business in connection with Sub-Administrator's duties hereunder) to be rendering such services to or acting solely for the Investment Company and not as a Sub-Administrator officer, director, trustee, partner, employee or agent or one under the control or direction of Sub-Administrator even though paid by Sub-Administrator.

Article 4.  Proper Instructions.

      As used throughout this Agreement, a "Proper Instruction" means written instructions identifying the specific transaction or types of transactions involved that is signed or initialed by one or more person or persons authorized by the Board. Oral instructions are deemed Proper Instructions if
(a) Administrator or Sub-Administrator reasonably believe they have been given by a person previously authorized in writing to give such oral instructions with respect to the transaction involved, and (b) the relevant Investment Company, Administrator or Sub-Administrator promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that Administrator, Sub-Administrator and the relevant Investment Company are satisfied that such procedures afford adequate safeguards for the Funds' assets. Proper Instructions may only be amended in writing.

Article 5.  Investment Company Books, Records and Property.

      Sub-Administrator shall create, maintain and preserve all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of, and Rule 31a-2 under, the Investment Company Act of 1940, as amended (the "1940 Act") pertaining to the Sub-Administrative Services that it performs and which are not otherwise created, maintained and preserved by another party for each Investment Company. Such books and records shall be the relevant Investment Company's property.

      Each Investment Company, Administrator or their authorized representatives may inspect such books and records at Sub-Administrator's premises during its normal business hours. At an Investment Company's request or pursuant to Proper Instructions, Sub-Administrator will promptly provide copies of any such books and records to the Investment Company or its authorized representatives at the Investment Company's expense.

      Upon the expiration of this Agreement and pursuant to Proper Instructions, Sub-Administrator will turn over to each Investment Company or its authorized representatives those Investment Company books, records and documents that Sub-Administrator created and maintained under this Agreement, provided that such books and records are no longer needed by Sub-Administrator in performing its services or for its protection. Absent Proper Instructions regarding the delivery of an Investment Company's books and records, Sub-Administrator may deliver them to the Administrator's principal place of business or retain them for six years, during the first two years of which such documents will be in readily accessible form. Any books and records in Sub-Administrator's possession beyond that time period may be destroyed without further notice. In addition, Sub-Administrator has the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all Investment Company property (including books, records and documents) that Sub-Administrator held under this Agreement.

      Sub-Administrator agrees to maintain the security and confidentiality of nonpublic personal information ("NPI") of each Investment Company's customers and consumers, as those terms are defined in SEC's
Regulation S-P, 17 CFR Part 248. Sub-Administrator agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specified law enforcement purposes; and to service providers or in connection with joint marketing arrangements directed by the Administrator, in each instance in furtherance of fulfilling Sub-Administrator's obligations under this Agreement and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

Article 6.  Compensation and Expenses.

      As compensation for services under this Agreement, Administrator shall compensate Sub-Administrator in accordance with the schedule of fees and expenses outlined in the Agreement's Sub-Administrative Services Fee Exhibit and such other provisions provided in this Agreement. Any fee exhibits shall be dated and executed by a duly authorized officer of the Administrator and Sub-Administrator. Any amendments or adjustments to these fee exhibits shall be in writing and similarly executed. However, from time to time in its sole discretion, Sub-Administrator may waive all or a portion of such compensation it is entitled to receive under this Agreement. All rights of compensation shall survive the termination of this Agreement.

      Any compensation payable to Sub-Administrator shall be prorated for periods of less than a month, and shall be calculated with reference to a Fund's assets as determined in the time and manner specified in each Fund's Prospectus.

      Administrator will accrue daily and pay Sub-Administrator monthly all compensation and reasonable out-of-pocket expenses contemplated under this Agreement. Out-of-pocket expenses include but are not limited to postage (including overnight courier service), envelopes, telephones, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, and expenses incurred at the specific direction of an Investment Company. Out-of-pocket disbursements shall also include such other items agreed upon between the Parties from time to time. Administrator will reimburse Sub-Administrator for any non-routine expenses (reasonable or otherwise) it incurs at an Investment Company's request or consent. Sub-Administrator will maintain detailed information about such compensation and out of pocket expenses.

      Sub-Administrator shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Sub-Administrative Services, including the compensation of Sub-Administrator employees who serve as Investment Company trustees or officers. Unless this Agreement explicitly provides to the contrary, the Administrator shall be solely responsible, and shall promptly reimburse Sub-Administrator, for all expenses Sub-Administrator incurs on the Investment Company's behalf, including without limitation fees and expenses related to: postage and courier services; printing, document production, registration and filings; travel; outside counsel, independent auditors, or other professional services; organization of the Investment Company and its Funds; insurance coverage; interest; membership in trade organizations; compensation of persons who are not Sub-Administrator's employees; custody, fund accounting, investment advisory, and other service providers; brokerage services; taxes; Board members; fees payable to federal, state and other governmental agencies; and all other expenses properly payable by the Investment Company.

Article 7.  Documents.

      A. On or before the execution of this Agreement, the Administrator shall provide Sub-Administrator with the following documents:

            (1)   A copy of each of the Investment Company's Charter
            Documents;

            (2) A copy of the Board resolution authorizing this Agreement; and

            (3)   A copy of each Fund's Prospectus.

      B.    From time to time, the Administrator will furnish
            Sub-Administrator upon its request with the following documents:

(1)   Each resolution of the Board authorizing the original issuance of authorized and issued shares of capital stock for each Fund ("Shares");

(2)   The Investment Company's Registration Statement and related amendments as filed with the SEC, and orders regarding the sale of Shares;

            (3) A certified copy of each amendment to the Charter Documents of each Investment Company;

            (4)   Certified copies of each Board vote authorizing
                  Investment Company officers to give Proper Instructions;
                  and

            (5) Such other certifications, documents or opinions that Sub-Administrator may, in its discretion, deem necessary or appropriate to properly perform its duties under this Agreement.

Article 8.  Representations and Warranties.

      A.    Representations and Warranties of Sub-Administrator

            Sub-Administrator represents and warrants to the Administrator that:

            (1) It is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania;

            (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

            (3) It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

            (4) It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

            (5) It is in compliance with federal securities law requirements and is in good standing to serve as a sub-administrator under this Agreement.

      B.    Representations and Warranties of Administrator

            Administrator represents and warrants to each Investment Company and Sub-Administrator that:

            (1) It is a corporation duly organized, existing and in good standing under the laws of the State of New York;

            (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

            (3) It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

            (4) It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

            (5) It is in compliance with federal securities law requirements and is in good standing to serve as an administrator under this Agreement.

Article 9.  Sub-Administrator's Responsibility.

      Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by an Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, negligence on its part in the performance of Sub-Administrator's duties or from reckless disregard by it of its obligations and duties under this Agreement.

Article 10.  Assignment.

      Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the prior written consent of the other party.

A.    Either Party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such Party upon not less than sixty
            (60) days prior written notice. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

B.    Without further consent of any Investment Company or Administrator,
            Sub-Administrator may subcontract for the performance of Sub-Administrative Services with an affiliate of Sub-Administrator that is controlling, controlled by or under common control with Sub-Administrator. Sub-Administrator shall be held to the same level of responsibility and liability to each Investment Company and Administrator for this subcontractor's acts and omissions.

C.    Upon Proper Instructions from an Investment Company, Sub-Administrator will subcontract for the performance of services under this Agreement with an agent selected by the Investment Company, other than as described in A. and B. above; but Sub-Administrator is not responsible for the acts and omissions of such agent.

Article 11.  Indemnification.

      A.    By the Administrator

            The Administrator shall indemnify and hold the Sub-Administrator, including its affiliates and all their partners, officers, directors, trustees, employees, shareholders and agents harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(1)   The acts or omissions of any entity that contracts with and/or provides services to an Investment Company (including any adviser, sub-adviser, custodian, fund accountant, administrator other than Sub-Administrator) other than a subcontractor Sub-Administrator selects under Article 10.A. or 10.B.

(2)   The reasonable reliance on or use by Sub-Administrator or its agents or subcontractors of information, records and documents in proper form which are received by Sub-Administrator or its agents or subcontractors from advisers, sub-advisers, custodian, fund accountant, or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

            (3) All actions of the Sub-Administrator required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

            (4) The reasonable reliance by the Sub-Administrator on, or use of, information, records or documents that have been prepared and/or maintained by an Investment Company or its affiliates, Administrator or any other person or firm on a Fund's behalf; and

            (5) The reasonable reliance by the Sub-Administrator on, or the carrying out by Administrator, Sub-Administrator or their agents or subcontractors, of Proper Instructions of the Investment Company or a Fund and any instructions or requests on a Fund's behalf reasonably believed by the Sub-Administrator to have been given by a person or persons authorized to give such instructions or requests. For purposes of this Article, the term "Sub-Administrator" shall include the Sub-Administrator and any of its agents and affiliates, and, in each case, the directors/trustees, officers and employees thereof; and

            (6) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

      Provided, however, that Sub-Administrator shall not be protected by this Article 11A. from liability for any act or omission resulting from Sub-Administrator's willful misfeasance, bad faith, negligence, or reckless disregard of its duties.

      B.    Reliance

      At any time Sub-Administrator may apply to an officer of the Administrator or an Investment Company for instructions, and may consult with legal counsel (who may be counsel for the Administrator, the Investment Companies or their Trustees and Directors) with respect to any matter arising in connection with the services to be performed by Sub-Administrator under this Agreement, and Sub-Administrator and its agents or subcontractors shall not be liable and shall be indemnified by the Administrator for any action reasonably taken or omitted by Sub-Administrator or its agents or subcontractors in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in clear violation of applicable federal or state laws or regulations.

      C. By the Sub-Administrator: The Sub-Administrator shall indemnify and hold the Administrator and each Fund harmless from and against any and all losses, claims, damages, liabilities or expenses (including, but not limited to, reasonable attorneys' fees and expenses) arising out of or attributable to any action or omission to act by the Sub-Administrator resulting from the Sub-Administrator's lack of good faith, negligence or willful misconduct with respect to the performance of its duties hereunder.

      D. The Party seeking indemnification under this Agreement ("Claimant") shall use all reasonable care to promptly identify and notify the Party against whom indemnification is or may be sought ("Indemnifier") concerning any situation that involves or probably will involve a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning such situation. The failure to give notice as required by this paragraph D. in a timely fashion shall not result in the Claimant's waiver of any right to indemnification hereunder except to the extent the Indemnifier is prejudiced thereby and then only to the extent of such prejudice. The Indemnifier has the option to defend Claimant against any indemnifiable claim. If the Indemnifier elects to defend the Claimant, Indemnifier must first notify Claimant before taking over complete defense of the claim. Thereafter, Claimant shall initiate no further legal or other expenses for which it would seek indemnification under this Agreement. Further, the Claimant shall not confess any claim or compromise any case for which the Indemnifier would be obligated to indemnify Claimant unless the Indemnifier gives prior written consent.

Article 12.  Term and Termination of Agreement.

      This Agreement shall be effective from the date signed above and shall continue for a period of three (3) years ("Initial Term"). Thereafter, this Agreement will automatically renew for successive one year terms (a "Renewal Term") unless Sub-Administrator receives written notice of termination from the Administrator no less than ninety (90) days prior to the expiration of the Initial Term or a Renewal Term; provided however that this Agreement shall be coterminous (with respect to an Investment Company) with such Investment Company's Agreement for Administrative Services with the Administrator. Sub-Administrator may terminate this Agreement upon ninety (90) days written notice. The termination date for all original or after-added Funds that are, or become, covered under this Agreement shall be coterminous.

      In addition, each Party reserves the right to immediately terminate this Agreement upon giving written notice of: the dissolution or liquidation of either Party or other cessation of business other than a merger, reorganization, recapitalization, sale of all or substantially all of the assets of such Party as an ongoing business, or other transaction designed to defeat or frustrate the economic purposes and contractual obligations of either Party under this Agreement; financial difficulties on the part of either Party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either Party has been found guilty of criminal behavior in the conduct of its business.

      If the Administrator terminates this Agreement, it will promptly reimburse Sub-Administrator for its reasonable out-of-pocket expenses associated with transferring or moving Investment Company books, records and materials maintained by Sub-Administrator under this Agreement. Additionally, Sub-Administrator reserves the right to charge the Administrator for any other reasonable expenses associated with such termination. The provisions of Article 9 and Article 11 shall survive this Agreement's termination.

Article 13.  Notices.

      Unless otherwise specifically provided herein, notices and other writings shall be delivered or mailed postage prepaid to the Administrator at 59 Wall Street, New York, New York 10005 Attention: Timothy J. Connelly, Partner and Michael D. Martins, Vice President or to Sub-Administrator at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3779, Attention: General Counsel, or to such other address as the Administrator or Sub-Administrator or Administrator may hereafter specify in writing, and shall be deemed to have been properly delivered or given hereunder.

Article 14.  Governing Law and Venue.

      The laws of the State of New York shall govern the construction and interpretation of this Agreement without regard to the conflict of laws principle.

Article 15.  Amendments and Additional Provisions.

      This Agreement may be amended or modified only by a written agreement executed by all Parties. From time to time, Administrator, Sub-Administrator and/or an Investment Company may agree on interpretive or additional provisions under this Agreement that are consistent with the Agreement's operation and general tenor and do not contravene any applicable federal or state regulations or any provision of the Charter Documents. Any such interpretive or additional provisions shall be written, signed by the Parties, and attached to this Agreement, but shall not be deemed to be an amendment to this Agreement.

Article 16.  Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

Article 17.  Merger of Agreement.

      This Agreement constitutes the entire agreement among the Parties and supersedes any prior oral or written agreement of the Parties.

Article 18.  Severability.

      In the event any provision of this Agreement is held illegal, void or unenforceable, the balance of this Agreement shall remain in effect.

Article 19.  Force Majeure.

      Neither Party shall have liability for cessation of services hereunder or any damages resulting therefrom to the other Party as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 20. Limitation of Liability.

      Sub-Administrator's total liability to the Administrator under this Agreement during any twelve-month period shall be limited to actual or direct damages up a maximum of the aggregate amount of fees earned by Sub-Administrator under Article 6 hereunder during the last twelve months prior to the time the event giving rise to liability occurs.


      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                    FEDERATED SERVICES COMPANY



                                    By:  /s/ Peter J. Germain
                                    Name:  Peter J. Germain
                                    Title:  Senior Vice President

                                    BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC

                                    By:  /s/ John F. King
                                    Name:  John F. King
                                    Title:  President


                   SUB-ADMINISTRATIVE SERVICES FEE EXHIBIT


      Administrator agrees to pay and Sub-Administrator hereby agrees to accept as full compensation for its Sub-Administrative Services under this Agreement a Sub-Administrative Services fee at an annual rate as follows:



For All Money Market Funds    0.50 basis points on average daily net assets
up to $4 billion

                          0.25 basis points on average daily net assets over
$4 billion

For All Fluctuating NAV Funds 3.00 basis points on average daily net assets up to $2.5 billion

                          2.00 basis points on average daily net assets over
$2.5 billion

      Sub-Administrator agrees to waive sub-administrative fees to a total of $400,000 for the first year of this Agreement. There is no minimum annual fee per Fund or Share Class.

      IN WITNESS WHEREOF, the Parties hereto have caused this Sub-Administrative Services Fee Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year below.

Dated:      September 16, 2002


                                    FEDERATED SERVICES COMPANY



                                    By:  /s/ Peter J. Germain
                                    Name:  Peter J. Germain
                                    Title:  Senior Vice President

                                    BROWN BROTHERS HARRIMAN TRUST COMPANY, LLC

                                    By:  /s/ John F. King
                                    Name:  John F. King
                                    Title:  President